Exhibit 2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of January 12, 2009, by and among UTEK CORPORATION, INC. (hereinafter “SELLER”) and GREENWOOD HUDSON PORTFOLIO, LLC (hereinafter “BUYER”.

W I T N E S S E T H:

WHEREAS, Seller owns certain shares of stock in the companies listed on Schedule A attached hereto; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the shares of stock as listed on Schedule A, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Agreement to Purchase and Sell Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Buyer, and the Buyer agrees to purchase, on the Closing Date those Shares from the Seller.

ARTICLE II

PURCHASE PRICE

2.01 Purchase Price.

The Purchase Price of $ 1,500,000.00 to be paid by the Buyer for the Shares, to be evidenced by a Promissory Note, a copy of which is attached hereto (Schedule B), secured by real estate as shown on Schedule C.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby states that the shares are being sold “as is” with no warranties or representations.

3.01 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

3.02 Corporate Authority. Seller has the full right, power, legal capacity, and authority to enter into and perform each of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

3.03. Closing. This sale shall be closed on or before January     , 2009. This sale shall be closed at the offices of Seller’s legal counsel or at such other location in Tampa, Florida acceptable to the parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller all of the following, each of which is material to and is being relied upon by Seller.

4.01 Organization and Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

4.02 Corporate Authority. Buyer has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of the Articles of Organization or Operating Agreement of Buyer, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, court, or arbitrator to which Buyer is subject, or (ii) violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Buyer is a party or to which Buyer or any of the properties or assets of Buyer may be subject, bound, or affected.

4.03 Corporate Authorization. Buyer has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.04 Investment Representations and Covenants.

Buyer understands that the Shares as listed on Schedule A is a highly speculative investment involving a high degree of risk; it is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and suffer the complete loss thereof.

Buyer represents and warrants that: (A) Buyer is an “accredited investor” or “sophisticated investor” as defined under the 1933 Act and state “Blue Sky” laws, or that Buyer has utilized, to the extent necessary to be deemed a sophisticated investor under the 1933 Act and State “Blue Sky” laws, the assistance of a professional advisor, (B) Buyer, either alone or together with the assistance of the Buyer’s own professional advisor, has such knowledge and experience in financial and business matters such that the Buyer is capable of evaluating the merits and risks of Buyer’s investment in the Share to be acquired by Buyer upon Closing, and (C) the to be acquired by Buyer upon consummation of the transactions described in this Agreement will be acquired by Buyer for Buyer’s own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Buyer will not distribute any of the Shares in violation of the 1933 Act.

ARTICLE V

MUTUAL COVENANTS OF SELLER AND BUYER

Seller and Buyer covenant with each other as follows:

5.01 Confidentiality. Seller and Buyer covenant with each other that all information concerning the financial terms of this Agreement shall be kept confidential by each party, its attorneys, accountants, and representatives. All information furnished by any party in connection with this Agreement or the transactions contemplated by this Agreement shall be kept confidential by each of the other parties, and shall be used by it and its officers, attorneys, accountants, and representatives only in connection with this Agreement and the transactions contemplated by this Agreement, except to the extent that such information (i) already is known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission or any other agency of any government, or (iv) is otherwise required to be disclosed pursuant to any federal, state, county, municipal, or local law, rule, or regulation or by any applicable judgment, order, or decree of any court or by any governmental body or agency having jurisdiction in the premises after such other party has given reasonable prior written notice to the other parties to this Agreement of the pending disclosure of any such information. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts of such documents containing information and data as to another party hereto to be returned to such other party.

5.02 Disclosure. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party. The content of any such release or disclosure shall be mutually agreed upon between the parties. Following the Closing Date, neither Seller nor any stockholder of Seller shall issue any press release or make any other public disclosure concerning this transaction or the contents of this Agreement without the prior written consent of Buyer.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF

SELLER AND BUYER

The respective obligations of each party to effect the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

6.01 Litigation. The Seller and Buyer shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

DOCUMENTS TO BE DELIVERED AT THE CLOSING BY SELLER

Seller will deliver to Buyer the following documents at the Closing:

7.01 Required Shares of Stock. All Required Shares of Stock.

ARTICLE VIII

DOCUMENTS TO BE DELIVERED AT THE CLOSING BY BUYER

Buyer will deliver to Seller the following documents at the Closing:

8.01 Consideration. A fully executed Promissory Note and any all additional loan documents as requested by the Seller.

8.02 Certificate of Good Standing. The Buyer shall provide to the Seller a Certificate of Good Standing from the State of Florida., and the corporate resolutions authorizing the transactions contemplated by this Agreement.

8.03 Other Documents. Such other documents as are reasonably requested by Seller and its counsel or required to be delivered pursuant to this Agreement.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend, and hold harmless Seller from, against, and with respect to any Loss of any kind or character arising out of or in any manner incident, relating, or attributable to (i) the inaccuracy of any representation or breach of any warranty of Buyer contained in this Agreement or in any certificate, instrument, or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any failure by Buyer to perform or observe any covenant, agreement, or condition to be performed or observed by it under this Agreement or under any certificate, instrument, or other document or agreement executed by it in connection with this Agreement, and (iii) claims relating to the enforcement of Seller’s rights under this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Notices. Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed) or (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:	Utek Corporation 2109 East Palm Ave. Tampa, Florida
with a copy to:	Sam Reiber
Telecopy No.: (813) 754-2383

If to Buyer:	Kenneth Van Ness
110 Crenshaw Lake RD
LUTZ FL 33548

10.02 Applicable Law. This Agreement shall be governed in its construction, interpretation, and performance by the laws of the State of Florida, without reference to law pertaining to conflict of laws. In the event of any litigation or arbitration arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys’ fees incurred, including, without limitation, costs and fees incurred in any investigations, trials, bankruptcies, and appeals.

10.03 Closing Costs. The Buyer shall pay the cost of any and all transfer costs.

10.04 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

10.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the corporate parties to this Agreement and their respective legal representatives, successors, and permitted assigns, and the individual parties to this Agreement and their respective heirs, personal representatives, and permitted assigns.

10.06 Construction. This Agreement shall not be construed more strictly against any party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any of its provisions.

10.07 Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provisions shall be deemed severable to the extent of any such invalidity or unenforceability.

10.08 Waiver. Any party may, by written notice to another party, (i) agree to extend the time for the performance of any of the obligations or other actions of the other party under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other party under this Agreement.

10.9 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

“Buyer”; GREENWOOD HUDSON PORTFOLIO LLC

By:
MANAGING DIRECTOR

“Seller”; UTEK CORPORATION

By:
COO